Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR SECOND QUARTER 2009

HOUSTON, August 7, 2009 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $26.7 million, or $0.68 per diluted share, for the three months ended June 30, 2009, versus net income of $27.7 million, or $0.68 per diluted share, for the second quarter of 2008. Total revenues were $133.2 million for the quarter ended June 30, 2009 compared to $142.5 million for the same period in 2008. The reduction in revenues resulted from decreases of $6.2 million in revenues related to offshore rig equipment and $5.0 million in service revenues, offset by an increase of $1.9 million in subsea and surface equipment revenues. Operating income was $36.3 million in the second quarter of 2009 compared to $37.8 million in the second quarter of 2008. Operating income as a percentage of revenues increased to 27.3% for the quarter ended June 30, 2009 from 26.5% in the same quarter in 2008.

For the six months ended June 30, 2009, net income was $51.4 million, or $1.31 per diluted share, compared with net income of $53.1 million, or $1.29 per diluted share, for the same period in 2008. Revenues for the six months ended June 30, 2009 were $260.7 million compared to revenues of $275.0 million for the same period last year. The reduction in revenues resulted from decreases of $17.7 million in revenues related to offshore rig equipment and $2.9 million in service revenues, offset by an increase of $6.3 million in subsea and surface equipment revenues. Operating income was $71.0 million for the six months ended June 30, 2009 versus $72.5 million during the same period of 2008. Operating income as a percentage of revenues increased to 27.2% in 2009 from 26.4% in 2008.

In addition, the Company announced that its backlog at June 30, 2009 was approximately $618 million, compared to its June 30, 2008 backlog of approximately $560 million.

The Company expects its earnings per share for the quarter ending September 30, 2009 to approximate $0.60 to $0.70 per share, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2009	2008	2009
Revenues	$142,544	$133,186	$274,957	$260,708
Cost and expenses:
Cost of sales	83,726	77,407	161,545	149,424
Selling, general and administrative	14,187	12,897	27,805	27,437
Engineering and product development	6,871	6,571	13,135	12,876

	104,784	96,875	202,485	189,737

Operating income	37,760	36,311	72,472	70,971
Interest income	929	132	2,633	344
Interest expense	(44)	(29)	(102)	(77)

Income before income taxes	38,645	36,414	75,003	71,238
Income tax provision	10,942	9,707	21,909	19,860

Net income	$27,703	$26,707	$53,094	$51,378

Diluted earnings per common share	$0.68	$0.68	$1.29	$1.31

Weighted average common shares – diluted	40,859	39,433	41,026	39,363

Depreciation and amortization	$4,214	$4,502	$8,290	$8,664

Capital expenditures	$16,208	$9,089	$30,242	$22,883